McCORMICK REPORTS STRONG 2025 FINANCIAL RESULTS AND PROVIDES 2026 OUTLOOK HUNT VALLEY, Md., Jan. 22, 2026 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the fourth quarter and fiscal year ended November 30, 2025 and provided its financial outlook for fiscal year 2026. • Net sales increased 3% in the fourth quarter from the year-ago period and included a 1% favorable impact from currency. Organic sales grew 2% compared to the year-ago period. Earnings per share was $0.84 in the fourth quarter compared to $0.80 in the year-ago period. Adjusted earnings per share was $0.86 compared to $0.80 in the year- ago period. • Operating income was $311 million in the fourth quarter compared to $306 million in the year-ago period. Adjusted operating income was $317 million compared to $308 million in the year-ago period. • For fiscal year 2025, sales increased 2% from the prior year. As there was minimal impact from currency, organic sales were the same as reported sales. The sales increase was driven by volume and pricing. Earnings per share of $2.93 compared to $2.92 in 2024. Adjusted earnings per share was $3.00 in 2025 compared to $2.95 in 2024. • Operating income was $1,071 million in 2025 compared to $1,060 million in 2024. Adjusted operating income was $1,094 million compared to $1,070 million in the year- ago period. • Cash flow from operations was $962 million for fiscal year 2025 compared to $922 million in 2024. In November, the Board authorized a 7% increase to the quarterly dividend, marking the 40th consecutive year of dividend increases. • The Company's 2026 outlook reflects continued investment in core categories to sustain its differentiated net sales and volume trends, expand operating margins, and drive shareholder value.

Chairman, President, and CEO's Remarks

Brendan M. Foley, Chairman, President, and CEO, stated, "McCormick's performance in 2025 demonstrated the strength and resilience of our business. We achieved differentiated, volume-led organic growth and share gains powered by continued investment in our brands, expanded distribution, and innovation across our portfolio. Despite inflationary pressures and rising costs from a shifting global trade environment, we achieved operating profit growth and operating margin expansion while continuing to invest for future growth. Additionally, we generated strong cash flow, strengthened our balance sheet, and advanced our flavor leadership through the McCormick de Mexico transaction."

"As we move into 2026, McCormick is operating from a position of strength, a solid foundation, and a clear focus on sustainable, profitable growth. Our outlook reflects continued top-line momentum, gross margin recovery, and strong operating profit performance, supported by executing on our strategic priorities, efficiency gains, and the strategic acquisition of a controlling interest in McCormick de Mexico. While global trade dynamics continue to create headwinds and we are facing elevated costs for the year, we are leveraging our competitive advantages, productivity initiatives, and cost management discipline to help mitigate these pressures, sustain volume growth, and fund investments that drive long-term value creation."

"Lastly, I am proud of and grateful to McCormick employees worldwide. Their dedication, agility, and commitment to excellence continue to propel our success. Together, we are executing with discipline, advancing our leadership in flavor, and delivering differentiated results for consumers, customers, and shareholders."

Fourth Quarter and Fiscal Year 2025 Results

Sales Metrics

	Fourth Quarter 2025			
	As Reported	Organic[1]		
	% Change	Volume/ Mix	Price	% Change
Total Net Sales	2.9 %	0.2 %	1.9 %	2.1 %
Total Consumer	3.9 %	1.0 %	2.1 %	3.1 %
Americas	3.1 %	1.0 %	2.2 %	3.2 %
EMEA	8.5 %	0.8 %	2.3 %	3.1 %
APAC	0.7 %	1.8 %	— %	1.8 %
Total Flavor Solutions	1.4 %	(0.9)%	1.6 %	0.7 %
Americas	2.1 %	(1.6)%	3.1 %	1.5 %
EMEA	(1.1)%	(1.3)%	(1.8)%	(3.1)%
APAC	1.7 %	4.5 %	(2.0)%	2.5 %

	Fiscal Year 2025			
	As Reported	Organic[1]		
	% Change	Volume/ Mix	Price	% Change
Total Net Sales	1.7 %	1.2 %	0.7 %	1.9 %
Total Consumer	2.6 %	2.1 %	0.3 %	2.4 %
Americas	2.0 %	2.4 %	(0.1)%	2.3 %
EMEA	6.0 %	1.4 %	2.1 %	3.5 %
APAC	1.0 %	1.7 %	0.2 %	1.9 %
Total Flavor Solutions	0.5 %	(0.2)%	1.3 %	1.1 %
Americas	0.5 %	(0.7)%	2.6 %	1.9 %
EMEA	(2.2)%	(2.2)%	(2.1)%	(4.3)%
APAC	6.2 %	8.6 %	(1.9)%	6.7 %

1 Organic sales growth is defined as the impact of volume/mix and price and excludes the impact of acquisitions or divestitures, as applicable, and foreign currency. For the fourth quarter and fiscal year 2025, organic sales are equal to constant currency sales

Profitability Metrics

($ in millions except per share data)

	Fourth Quarter 2025			
	As Reported		Adjusted	
	Q4 2025	vs. 2024	Q4 2025	vs. 2024
Gross profit	$ 720.3	(0.3)%	$ 721.4	(0.1)%
Gross profit margin	38.9 %	(130) bps	39.0 %	(120) bps
Operating income	$ 311.1	1.6 %	$ 316.6	2.9 %
Operating income margin	16.8 %	(20) bps	17.1 %	0 bps
Net income	$ 226.6	5.3 %	$ 230.9	6.7 %
Earnings per share - diluted	$ 0.84	5.0 %	$ 0.86	7.5 %

	Fiscal Year 2025			
	As Reported		Adjusted	
	FY 2025	vs. 2024	FY 2025	vs. 2024
Gross profit	$ 2,592.2	— %	$ 2,594.3	0.1 %
Gross profit margin	37.9 %	(60) bps	37.9 %	(60) bps
Operating income	$ 1,070.8	1.0 %	$ 1,094.0	2.3 %
Operating income margin	15.7 %	(10) bps	16.0 %	10 bps
Net income	$ 789.4	0.1 %	$ 807.1	1.4 %
Earnings per share - diluted	$ 2.93	0.3 %	$ 3.00	1.7 %

Fourth Quarter 2025 Results

Net sales in the fourth quarter increased 3% from the year-ago period and included a 1% favorable impact from currency. Organic sales increased 2%, driven by growth in both segments.

• Consumer segment net sales increased 4% from the fourth quarter of 2024 to $1,127 million, including a 1% favorable impact from currency. Organic sales increased 3%, driven by a 2% increase in price, reflecting tariff and inflation related pricing actions, and 1% increase in volume and product mix. • Flavor Solutions segment sales increased 2% from the fourth quarter of 2024 to $723 million, with a 1% impact from currency. Organic sales increased 1% driven by a 2% contribution from price, partially offset by a 1% decline in volume and product mix. Gross profit for the fourth quarter decreased by $2 million from the comparable period in 2024. Gross profit margin contracted 130 basis points versus the fourth quarter of last year. Excluding special charges, adjusted gross profit contracted 120 basis points versus the year-ago period. This contraction was primarily driven by higher commodity costs, tariffs, and costs to support increased capacity for future growth, partially offset by cost savings led by the Company's Comprehensive Continuous Improvement (CCI) program. Operating income was $311 million in the fourth quarter of 2025 compared to $306 million in the fourth quarter of 2024. Excluding special charges, adjusted operating income was $317 million compared to $308 million in the year-ago period. Adjusted operating income increased 3% from the year-ago period, and included a 1% impact from currency. In constant currency, adjusted operating income increased 2%, driven by decreased selling, general and administrative (SG&A) expenses, due to lower employee-related benefit expense and cost savings led by the CCI program, including SG&A streamlining initiatives, partially offset by lower gross profit, sustained brand marketing investments, and increased technology investments. • Consumer segment operating income, excluding special charges, increased 1% to $231 million in the fourth quarter of 2025 compared to the year-ago period, with minimal impact from currency. The increase was driven by higher sales and decreased SG&A expenses, partially offset by increased commodity costs and tariffs. • Flavor Solutions segment operating income, excluding special charges, increased 7% to $86 million in the fourth quarter of 2025 compared to the year-ago period, or 6% in constant currency. This increase was driven by higher sales and decreased SG&A expenses, partially offset by increased commodity costs and tariffs. Earnings per share was $0.84 in the fourth quarter of 2025 compared to $0.80 in the fourth quarter of 2024. Special charges lowered earnings per share by $0.02 per share in the fourth quarter of 2025. Excluding the impact of special charges, adjusted earnings per share was $0.86 in the fourth quarter of 2025 compared to $0.80 in the fourth quarter of 2024. The increase was attributable to the impact of higher operating income, lower adjusted effective tax rate and lower interest expense. Fiscal Year 2025 Results Net sales increased 2% in 2025 as compared to 2024 with minimal impact from currency. Organic sales increased 2%, driven by volume and product mix growth of 1%, and a 1% contribution from price.

• Consumer segment net sales increased 2% from 2024 to $3,950 million, with minimal impact from currency. Organic sales increased 2%, driven by volume growth. • Flavor Solutions segment net sales were comparable to 2024 at $2,890 million, which included a 1% unfavorable impact from currency. Organic sales increased 1%, driven by price. Gross profit increased by $1 million as compared to 2024, representing a gross profit margin contraction of 60 basis points. Excluding special charges, adjusted gross profit increased $3 million from the previous period, reflecting a gross profit margin contraction of 60 basis points. This contraction was primarily driven by higher commodity costs, tariffs, and costs to support increased capacity for future growth, partially offset by cost savings led by the Company's CCI program. Operating income was $1,071 million in 2025 compared to $1,060 million in 2024. Excluding special charges, adjusted operating income was $1,094 million compared to $1,070 million in the year-ago period. Adjusted operating income increased 2% from the year-ago period, including a 1% unfavorable impact from currency. In constant currency, adjusted operating income increased 3%, driven by decreased selling, general and administrative (SG&A) expenses, due to lower employee- related benefit expense and cost savings led by the CCI program, including SG&A streamlining initiatives, partially offset by sustained brand marketing investments, and increased technology investments. • Consumer segment operating income, excluding special charges, decreased 1% to $735 million in 2025 compared to the year-ago period, with minimal impact from currency. The decrease was primarily due to increased commodity costs and tariffs, as well as investments for future growth, partially offset by decreased SG&A expenses, driven by the Company's CCI program, including SG&A streamlining initiatives. • Flavor Solutions segment operating income, excluding special charges, grew 9% to $359 million in 2025 compared to the year-ago period, or 11% in constant currency. The increase was driven by pricing and decreased SG&A expenses, partially offset by higher commodity costs and tariffs. Earnings per share was $2.93 in 2025 compared to $2.92 in the prior year. The unfavorable impact of special charges lowered earnings per share by $0.07 in 2025 and $0.03 in 2024. Excluding these impacts, adjusted earnings per share was $3.00 in 2025 compared to $2.95 in 2024. This increase was driven primarily by higher operating income and lower interest expense, partially offset by a higher adjusted effective tax rate and lower income from unconsolidated operations related to McCormick de Mexico. This decline was driven by the unfavorable impacts of foreign exchange rates, partially offset by improved operating performance from McCormick de Mexico. Net cash provided by operating activities was $962 million in 2025 compared to $922 million in 2024. Fiscal Year 2026 Financial Outlook McCormick's fiscal 2026 outlook continues to reflect the Company's prioritized investments in key categories to sustain its volume trends and drive long-term profitable growth while appreciating the uncertainty of the consumer and macro environment, including global trade policies. The Company's CCI program is continuing to fuel growth investments while also driving operating margin expansion. Lastly, the outlook reflects meaningful contributions from the acquisition of a controlling interest in McCormick de Mexico, which closed on January 2, 2026. Fiscal Year 2026 Guide (1) Reported Constant Currency Net sales growth 13% to 17% 12% to 16% Contribution from acquisition of McCormick de Mexico 11% to 13% 11% to 13% Organic sales growth (2) --- 1% to 3% Adjusted operating income 16% to 20% 15% to 19% Adjusted earnings per share $3.05 to $3.13 2% to 5% 1% to 4% (1) Amounts are rounded with percentages calculated from the underlying amounts. (2) Organic sales growth is defined as the impact of volume/mix and price and excludes the impact of acquisitions or divestitures, as applicable, and foreign currency. Fiscal Year 2026 Guide - Expectations: Net Sales: • Sustained volume growth and increased pricing benefits relative to the prior year. Adjusted Operating Income: • Adjusted gross margin expansion to reflect recovery from 2025. Favorable impacts from organic sales growth, McCormick de Mexico accretion, and the Company's CCI program, partially offset by increased commodity costs. • SG&A expenses impacted by cost headwinds including digital transformation and build back of incentive compensation, as well as growth investments. In addition, SG&A is expected to benefit from the Company's CCI program, inclusive of streamlining initiatives. Adjusted Earnings per Share: • Adjusted operating income growth partially offset by: ▪ Tax rate of approximately 24% vs. 21.5% in 2025. ▪ Higher net interest expense, primarily associated with the McCormick de Mexico transaction. ▪ Unconsolidated operations expense, reflects elimination of the 25% minority interest in McCormick de Mexico Net Income attributable to Grupo Herdez. The Company expects foreign currency rates to favorably impact net sales by 1%, adjusted operating income by 1%, and adjusted earnings per share by 1%. For fiscal 2026, the Company expects strong cash flow driven by profit and working capital initiatives and anticipates returning a significant portion of cash flow to shareholders through dividends. The Company’s outlook for 2026 adjusted operating income and adjusted earnings per share are non- GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results. The Company is unable to reconcile its projected adjusted operating income to its projected reported operating income for 2026 because it cannot reasonably predict the amount of special charges, including transaction and integration expenses during this time period. The Company expects 2026 transaction and integration expenses to include a step-up in inventory to fair value related to the recent acquisition of an additional 25% ownership interest in McCormick de Mexico. This step-up will be recognized in cost of goods sold as the related inventory is sold. Similarly, the Company is unable to reconcile its projected adjusted earnings per share to projected reported earnings per share for 2026 due to the same factors affecting reported operating income, and because the Company cannot reasonably predict the amount of the anticipated non-cash gain from remeasuring the previously held equity interest in McCormick de Mexico to fair value. Non-GAAP Financial Measures The tables below include financial measures of organic net sales, adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income, and adjusted diluted earnings per share. These represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. These financial measures exclude the impact, as applicable, of the following: Special charges - Special charges consist of expenses and income associated with certain actions undertaken by us to reduce fixed costs, simplify or improve processes, and improve our competitiveness. Included in special charges are transaction and integration costs. We believe that these non-GAAP financial measures are important. The exclusion of the items noted above provides additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends. These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP; however, they should not be viewed as a substitute for, or superior to, GAAP results. Furthermore, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, as they may calculate them differently than we do. We intend to continue providing these non-GAAP financial measures as part of our future earnings discussions, ensuring consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to GAAP financial results is provided below:

(in millions except per share data)	Three Months Ended		Year Ended	
	11/30/2025	11/30/2024	**11/30/2025**	11/30/2024
Gross profit	**$ 720.3**	$ 722.2	**$2,592.2**	$2,591.0
Impact of special charges included in cost of goods sold	**1.1**	—	**2.1**	—
Adjusted gross profit	**$ 721.4**	$ 722.2	**$2,594.3**	$2,591.0
Gross profit margin(1)	**38.9 %**	40.2 %	**37.9 %**	38.5 %
Impact of special charges(1)	**0.1 %**	— %	**— %**	— %
Adjusted gross profit margin(1)	**39.0 %**	40.2 %	**37.9 %**	38.5 %
Operating income	**$ 311.1**	$ 306.2	**$1,070.8**	$1,060.3
Impact of special charges	**5.5**	1.6	**23.2**	9.5
Adjusted operating income	**$ 316.6**	$ 307.8	**$1,094.0**	$1,069.8
% increase versus prior year	**2.9 %**		**2.3 %**	
Operating income margin(2)	**16.8 %**	17.0 %	**15.7 %**	15.8 %
Impact of special charges(2)	**0.3 %**	0.1 %	**0.3 %**	0.1 %
Adjusted operating income margin(2)	**17.1 %**	17.1 %	**16.0 %**	15.9 %
Income tax expense	**$ 65.6**	$ 67.2	**$ 195.8**	$ 184.0
Impact of special charges	**1.2**	0.3	**5.5**	2.4
Adjusted income tax expense	**$ 66.8**	$ 67.5	**$ 201.3**	$ 186.4
Income tax rate(3)	**23.9 %**	25.4 %	**21.4 %**	20.5 %
Impact of special charges	**— %**	— %	**0.1 %**	— %
Adjusted income tax rate(3)	**23.9 %**	25.4 %	**21.5 %**	20.5 %
Net income	**$ 226.6**	$ 215.2	**$ 789.4**	$ 788.5
Impact of special charges	**4.3**	1.3	**17.7**	7.1
Adjusted net income	**$ 230.9**	$ 216.5	**$ 807.1**	$ 795.6
% increase versus prior year	**6.7 %**		**1.4 %**	
Earnings per share—diluted	**$ 0.84**	$ 0.80	**$ 2.93**	**$ 2.92**
Impact of special charges	**0.02**	—	**0.07**	**0.03**
Adjusted earnings per share—diluted	**$ 0.86**	$ 0.80	**$ 3.00**	**$ 2.95**
% increase versus prior year	**7.5 %**		**1.7 %**	

(1) Gross profit margin, impact of special charges, and adjusted gross profit margin are calculated as gross profit, impact of special charges, and adjusted gross profit as a percentage of net sales for each period presented.

(2) Operating income margin, impact of special charges, and adjusted operating income margin is calculated as operating income, impact of special charges, and adjusted operating income as a percentage of net sales for each period presented.

(3) Income tax rate is calculated as income tax expense as a percentage of income from consolidated operations before income taxes. Adjusted income tax rate is calculated as adjusted income tax expense as a percentage of income from consolidated operations before income taxes excluding special charges of $279.5 million and $936.2 million for the three months and year ended November 30, 2025, respectively, $265.8 million and $907.8 million for the three months and year ended November 30, 2024, respectively.

Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes can be volatile. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis,” is a non-GAAP measure. We believe that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results). We provide organic net sales growth rates for our consolidated net sales and segment net sales. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, and divestitures, as applicable, have on year-to-year comparability. A reconciliation of these measures from reported net sales growth rates, the relevant GAAP measures, are included in the tables set forth below. Percentage changes in sales and adjusted operating income expressed on a constant currency basis are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the comparative year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the comparative year. Rates of constant currency and organic growth (decline) follow: Three months ended November 30, 2025 Percentage Change as Reported Impact of Foreign Currency Exchange Percentage Change on a Constant Currency and Organic Basis Total Net Sales 2.9% 0.8% 2.1 % Total Consumer 3.9% 0.8% 3.1 % Americas 3.1% (0.1) % 3.2 % EMEA 8.5% 5.4% 3.1 % APAC 0.7% (1.1) % 1.8 % Total Flavor Solutions 1.4% 0.7% 0.7 % Americas 2.1% 0.6% 1.5 % EMEA (1.1) % 2.0% (3.1) % APAC 1.7% (0.8) % 2.5%

Twelve months ended November 30, 2025 Percentage Change as Reported Impact of Foreign Currency Exchange Percentage Change on a Constant Currency and Organic Basis Total Net Sales 1.7% (0.2) % 1.9 % Total Consumer 2.6% 0.2% 2.4 % Americas 2.0% (0.3) % 2.3 % EMEA 6.0% 2.5% 3.5 % APAC 1.0% (0.9) % 1.9 % Total Flavor Solutions 0.5% (0.6) % 1.1 % Americas 0.5% (1.4) % 1.9 % EMEA (2.2) % 2.1% (4.3) % APAC 6.2% (0.5) % 6.7 % Three months ended November 30, 2025 Percentage Change as Reported Impact of Foreign Currency Exchange Percentage Change on Constant Currency Basis Adjusted operating income Consumer segment 1.3% 0.3% 1.0% Flavor Solutions segment 7.4% 0.9% 6.5% Total adjusted operating income 2.9% 0.5% 2.4% Twelve months ended November 30, 2025 Percentage Change as Reported Impact of Foreign Currency Exchange Percentage Change on Constant Currency Basis Adjusted operating income Consumer segment (0.7)% (0.1)% (0.6)% Flavor Solutions segment 9.0% (1.7)% 10.7% Total adjusted operating income 2.3% (0.5)% 2.8% To present the percentage change in projected 2026 net sales, adjusted operating income, and adjusted earnings per share (diluted) on a constant currency basis, the projected local currency net sales, adjusted operating income, and adjusted net income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at forecasted exchange rates. These figures are then compared to the 2026 local currency projected results, which are translated into U.S. dollars at the average actual exchange rates in effect during the corresponding months of fiscal year 2025. This comparison determines what the 2026 consolidated U.S. dollar net sales, adjusted operating income, and adjusted earnings per share (diluted) would have been if the relevant currency exchange rates had not changed from those of the comparable 2025 periods.

Projections for the Year Ending November 30, 2026 Percentage change in net sales 13% to 17% Impact of favorable foreign currency exchange 1 % Percentage change in net sales in constant currency 12% to 16% Impact of acquisition 11% to 13% Percentage change in organic net sales 1% to 3% Percentage change in adjusted operating income 16% to 20% Impact of favorable foreign currency exchange 1 % Percentage change in adjusted operating income in constant currency 15% to 19% Percentage change in adjusted earnings per share - diluted 2% to 5% Impact of favorable foreign currency exchange 1 % Percentage change in adjusted earnings per share - diluted 1% to 4% Live Webcast As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. A live audio webcast of the call along with the accompanying presentation materials will be available on the McCormick website, ir.mccormick.com. Forward-Looking Information Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, gross margin, earnings, cost savings, special charges including transaction and integration expenses, acquisitions, brand marketing support, volume and product mix, income tax expense, and the impact of foreign currency rates are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” “intend,” “believe,” “plan,” and similar expressions. These statements may relate to: general economic and industry conditions, including consumer spending rates, recessions, interest rates, and availability of capital; expectations regarding sales growth potential in various geographies and markets, including the impact of brand marketing support, product innovation, and customer, channel, category, heat platform, and e-commerce expansion; the expected results of operations of businesses acquired, including the additional 25% ownership interest in McCormick de Mexico; expected trends in net sales, earnings performance, and other financial measures; the expected impact of pricing actions on the Company's results of operations, including our sales volume and mix as well as gross margins; the expected impact of the inflationary cost environment on our business; the anticipated effects of factors affecting our supply chain, including the availability and prices of commodities and other supply chain resources such as raw materials, packaging, labor, and transportation; the potential impact of trade policies, including tariffs; the impact of legal challenges to U.S tariffs; the expected impact of productivity improvements, including those associated with our Comprehensive Continuous Improvement (CCI) program and the Global Business Services operating model initiative; the ability to identify, attract, hire, retain, and develop qualified personnel and the next generation of leaders; the impact of ongoing or future geopolitical conflicts, including the potential for broader economic disruption; expected working capital improvements; the anticipated timing and costs of implementing our business transformation initiative, which includes the implementation of a global enterprise resource planning (ERP) system; the expected impact of accounting pronouncements; expectations regarding pension and postretirement plan contributions and anticipated charges associated with those plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing; the anticipated sufficiency of future cash flows to enable payments of interest, repayment of short- and long-term debt, working capital needs, planned capital expenditures, quarterly dividends, and our ability to obtain additional short- and long-term financing or issue additional debt securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization. These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: the Company's ability to drive revenue growth; the Company's ability to increase pricing to offset, or partially offset, inflationary pressures on the cost of our products; damage to the Company's reputation or brand name; loss of brand relevance; increased private label use; the Company's ability to offset cost pressures or business impacts related to trade policies, including tariffs; the Company's ability to drive productivity improvements, including those related to our CCI program and other streamlining actions; product quality, labeling, or safety concerns; negative publicity about our products; actions by, and the financial condition of, competitors and customers; the longevity of mutually beneficial relationships with our large customers; the ability to identify, interpret and react to changes in consumer preference and demand; business interruptions due to natural disasters, unexpected events or public health crises; issues affecting the Company's supply chain and procurement of raw materials, including fluctuations in the cost and availability of raw and packaging materials; labor shortage, turnover and labor cost increases; the impact of changing political and geopolitical conditions, including conflicts and the potential for broader economic disruption; government regulation, and changes in legal and regulatory requirements and enforcement practices; the lack of successful acquisition and integration of new businesses; global economic and financial conditions generally, availability of financing, interest and inflation rates, and the imposition of tariffs, quotas, trade barriers and other similar restrictions; foreign currency fluctuations; the effects of our amount of outstanding indebtedness and related level of debt service as well as the effects that such debt service may have on the Company's ability to borrow or the cost of any such additional borrowing, our credit rating, and our ability to react to certain economic and industry conditions; impairments of indefinite-lived intangible assets; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; the stability of credit and capital markets; risks associated with the Company's information technology systems, including the threat of data breaches and cyber- attacks; the Company's inability to successfully implement our business transformation initiative; fundamental changes in tax laws; including interpretations and assumptions we have made, and guidance that may be issued, and volatility in our effective tax rate; climate change; Environmental, Social and Governance (ESG) matters; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; the Company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; and other risks described herein under Part I, Item 1A "Risk Factors." Actual results could differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. About McCormick McCormick & Company, Incorporated is a global leader in flavor. With approximately $7 billion in annual sales across 150 countries and territories, we manufacture, market, and distribute herbs, spices, seasonings, condiments and flavors to the entire food and beverage industry including retailers, food manufacturers and foodservice businesses. Our most popular brands with trademark registrations include McCormick, French’s, Frank’s RedHot, Stubb’s, OLD BAY, Lawry’s, Zatarain’s, Ducros, Vahiné, Cholula, Schwartz, Kamis, DaQiao, Club House, Aeroplane, Gourmet Garden, FONA and Giotti. The breadth and reach of our portfolio uniquely position us to capitalize on the consumer demand for flavor in every sip and bite, through our products and our customers' products. We operate in two segments, Consumer and Flavor Solutions, which complement each other and reinforce our differentiation. The scale, insights, and technology that we leverage from both segments are meaningful in driving sustainable growth. Founded in 1889 and headquartered in Hunt Valley, Maryland USA, McCormick is committed to its Purpose – To Make Life More Flavorful – and driven by its Vision - To be the World's Most Trusted Source of Flavor. To learn more, visit: www.mccormickcorporation.com or follow McCormick & Company on Instagram and LinkedIn. # # # For information contact: Investor Relations: Faten Freiha - faten_freiha@mccormick.com Global Communications: Lori Robinson - lori_robinson@mccormick.com (Financial tables follow)

Fourth Quarter Report McCormick & Company, Incorporated Consolidated Income Statement (Unaudited) (In millions except per-share data) Three months ended Year ended November 30, 2025 November 30, 2024 November 30, 2025 November 30, 2024 Net sales $ 1,850.4 $ 1,798.0 $ 6,840.3 $ 6,723.7 Cost of goods sold 1,130.1 1,075.8 4,248.1 4,132.7 Gross profit 720.3 722.2 2,592.2 2,591.0 Selling, general and administrative expense 404.8 414.4 1,500.3 1,521.2 Special charges 4.4 1.6 21.1 9.5 Operating income 311.1 306.2 1,070.8 1,060.3 Interest expense 46.5 52.7 196.2 209.4 Other income, net 9.4 10.7 38.4 47.4 Income from consolidated operations before income taxes 274.0 264.2 913.0 898.3 Income tax expense 65.6 67.2 195.8 184.0 Net income from consolidated operations 208.4 197.0 717.2 714.3 Income from unconsolidated operations 18.2 18.2 72.2 74.2 Net income $ 226.6 $ 215.2 $ 789.4 $ 788.5 Earnings per share–basic $ 0.84 $ 0.80 $ 2.94 $ 2.94 Earnings per share–diluted $ 0.84 $ 0.80 $ 2.93 $ 2.92 Average shares outstanding - basic 268.6 268.4 268.5 $ 268.5 Average shares outstanding - diluted 269.3 269.7 269.4 269.6

Fourth Quarter Report McCormick & Company, Incorporated Consolidated Balance Sheet (Unaudited) (In millions) November 30, 2025 November 30, 2024 Assets Cash and cash equivalents $ 95.9 $ 186.1 Trade accounts receivable, net of allowances 628.9 587.4 Inventories 1,272.0 1,239.9 Prepaid expenses and other current assets 141.3 125.6 Total current assets 2,138.1 2,139.0 Property, plant and equipment, net 1,448.8 1,413.0 Goodwill 5,301.3 5,227.5 Intangible assets, net 3,293.1 3,318.9 Other long-term assets 1,019.1 971.9 Total assets $ 13,200.4 $ 13,070.3 Liabilities Short-term borrowings and current portion of long-term debt $ 890.5 $ 748.3 Trade accounts payable 1,259.4 1,238.1 Other accrued liabilities 912.3 896.4 Total current liabilities 3,062.2 2,882.8 Long-term debt 3,105.8 3,593.6 Deferred taxes 835.8 840.5 Other long-term liabilities 428.5 436.6 Total liabilities 7,432.3 7,753.5 Shareholders’ equity Common stock 2,283.2 2,237.2 Retained earnings 3,816.4 3,545.0 Accumulated other comprehensive loss (363.1) (491.2) Total McCormick shareholders’ equity 5,736.5 5,291.0 Non-controlling interests 31.6 25.8 Total shareholders’ equity 5,768.1 5,316.8 Total liabilities and shareholders’ equity $ 13,200.4 $ 13,070.3

Fourth Quarter Report McCormick & Company, Incorporated Consolidated Cash Flow Statement (Unaudited) (In millions) Year Ended November 30, 2025 November 30, 2024 Operating activities Net income $ 789.4 $ 788.5 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 231.3 208.8 Stock-based compensation 46.2 47.4 Gain on sale of assets — (2.1) Deferred income tax benefit (6.6) (30.3) Income from unconsolidated operations (72.2) (74.2) Changes in operating assets and liabilities (net of effect of businesses acquired and disposed) Trade accounts receivable (14.7) (20.5) Inventories 23.9 (125.0) Trade accounts payable 1.2 135.1 Other assets and liabilities (94.1) (72.6) Dividends received from unconsolidated affiliates 57.8 66.8 Net cash flow provided by operating activities 962.2 921.9 Investing activities Acquisition of business (34.1) — Capital expenditures (including software) (221.8) (274.9) Other investing activities 0.7 5.9 Net cash flow used in investing activities (255.2) (269.0) Financing activities Short-term borrowings (repayments), net (101.4) 211.1 Long-term debt borrowings 2.7 495.5 Payment of debt issuance costs — (1.0) Long-term debt repayments (267.9) (801.1) Proceeds from exercised stock options 20.9 17.5 Taxes withheld and paid on employee stock awards (13.2) (9.0) Common stock acquired by purchase (34.8) (53.1) Dividends paid (483.0) (451.0) Other financing activities 35.8 8.0 Net cash flow used in financing activities (840.9) (583.1) Effect of exchange rate changes on cash and cash equivalents 43.7 (50.3) Increase (decrease) in cash and cash equivalents (90.2) 19.5 Cash and cash equivalents at beginning of year 186.1 166.6 Cash and cash equivalents at end of year $ 95.9 $ 186.1